Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Michael A. Quinlan	August 16, 2005
Chief Financial Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
SELECTS INDEPENDENT AUDITOR

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announced that the audit committee of its board of directors has selected Reznick Group to replace Deloitte & Touche as its independent auditor, effective August 12. Reznick was selected after a thorough search process that began after Deloitte announced in June that it intended to resign as the company’s independent auditor upon conclusion of its review of the company’s interim financial information for the quarter ended June 30, 2005. Deloitte completed that review on August 12. The resignation of Deloitte was not the result of any disagreement between the company and Deloitte on any matter of accounting principles, practices, auditing scope or procedure or financial statement disclosures.

Michael A. Quinlan, the company’s Chief Financial Officer stated, “Reznick Group has a large presence in Atlanta and a significant amount of real estate industry experience, including real estate investment trusts. We believe they provide the right combination of talent and experience to meet our needs.”

Roberts Realty Investors, Inc. invests in multi-family residential and retail properties in Atlanta and south Florida as a self-administered, self-managed equity real estate investment trust.